Exhibit 2.1

Marc Kieselstein, P.C. (admitted pro hac vice)
Adam C. Paul (admitted pro hac vice)
Scott R. Zemnick (admitted pro hac vice)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

Counsel for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	)	Chapter 11
	)	Case No. 08-10375 (JMP)
DJK Residential LLC, et al.,	)	Jointly Administered
)
Debtors.	)
)

DEBTORS’ FIRST AMENDED PREPACKAGED JOINT PLAN OF REORGANIZATION PURSUANT TO
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

(WITH TECHNICAL AMENDMENTS)

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	10
C.	Computation of Time	10
D.	Governing Law	10
E.	Reference to Monetary Figures	10
F.	Reference to the Debtors or the Reorganized Debtors	10

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		11
A.	DIP Facility Claims	11
B.	Administrative Claims	11
C.	Priority Tax Claims	11

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		11
A.	Classification of Claims and Interests	11
B.	Treatment of Claims and Interests	12
C.	Special Provision Governing Unimpaired Claims	15
D.	Acceptance or Rejection of the Plan	15
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	15
F.	Controversy Concerning Impairment	16

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		16
A.	Substantive Consolidation	16
B.	New Credit Facility/Second Lien Facility	16
C.	Issuance of New Common Stock	17
D.	Section 1145 Exemption	17
E.	Listing of New Common Stock	18
F.	Corporate Existence	18
G.	Vesting of Assets in the Reorganized Debtors	18
H.	Cancellation of Securities and Agreements	18
I.	Receivables Purchase Facility	19
J.	Restructuring Transactions	19
K.	Corporate Action	19
L.	Certificate of Incorporation and Bylaws	19
M.	Effectuating Documents; Further Transactions	19
N.	Exemption from Certain Taxes and Fees	20
O.	Employee and Retiree Benefits	20
P.	D&O Tail Coverage Policies	20
Q.	Sources of Consideration for Plan Distributions	20
R.	Preservation of Rights of Action	21
S.	Beach Class Action Claims Note	21

ARTICLE V. SETTLEMENT OF THE BEACH CLASS ACTION		21
A.	Conditions Precedent to Distributions to Holders of Beach Class Action Claims	21
B.	Obligations of the Parties	22
C.	Non-occurrence of Conditions Precedent	22

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		22
A.	Assumption of Executory Contracts and Unexpired Leases	22
B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	22
C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	22
D.	Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date	23

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E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	23
F.	Reservation of Rights	23
G.	Nonoccurrence of Effective Date	23

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		23
A.	Timing and Calculation of Amounts to Be Distributed	23
B.	Disbursing Agent	24
C.	Rights and Powers of Disbursing Agent	24
D.	Distributions on Account of Claims Allowed After the Effective Date	24
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	25
F.	Compliance with Tax Requirements/Allocations	25
G.	Setoffs	25
H.	Claims Paid or Payable by Third Parties	26

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, OR DISPUTED CLAIMS OTHER THAN CLASS 5-A CLAIMS		26
A.	Limitation of Applicability	26
B.	Prosecution of Objections to Claims	26
C.	Procedures Regarding Disputed Claims	27
D.	Allowance of Claims and Interests	27
E.	No Distributions Pending Allowance	27
F.	Distributions After Allowance	27
G.	Controversy Concerning Impairment	28

ARTICLE IX. PROCEDURES FOR RESOLVING CLASS 5-A CLAIMS		28
A.	Limitation of Applicability	28
B.	Time to File Class 5-A Claims	28
C.	Prosecution of Objections to Class 5-A Claims	28
D.	Estimation of Class 5-A Claims	28
E.	Time to File Objection to Class 5-A Claims	28
F.	Distributions After Allowance	28

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		29
A.	Discharge of Claims and Termination of Interests	29
B.	Subordinated Claims	29
C.	Compromise and Settlement of Claims and Controversies	29
D.	Releases by the Debtors	30
E.	Exculpation	30
F.	Releases by Holders of Claims and Interests	30
G.	Injunction	31
H.	Setoffs	31
I.	Recoupment	32
J.	Release of Liens	32

ARTICLE XI. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		32
A.	Final Fee Applications	32
B.	Payment of Interim Amounts	32
C.	Professional Fee Escrow Account	32
D.	Professional Fee Reserve Amount	32
E.	Post-Effective Date Fees and Expenses	33

ARTICLE XII. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		33
A.	Conditions Precedent to Confirmation	33
B.	Conditions Precedent to Consummation	33
C.	Waiver of Conditions	34

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D.	Effective Date	34
E.	Effect of Non-Occurrence of Conditions to Consummation	34

ARTICLE XIII. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		34
A.	Modification and Amendments	34
B.	Effect of Confirmation on Modifications	34
C.	Revocation or Withdrawal of the Plan	35

ARTICLE XIV. RETENTION OF JURISDICTION		35
ARTICLE XV. MISCELLANEOUS PROVISIONS		37
A.	Immediate Binding Effect	37
B.	Additional Documents	37
C.	Payment of Statutory Fees	37
D.	Dissolution of the Committee	37
E.	Reservation of Rights	37
F.	Successors and Assigns	37
G.	Service of Documents	37
H.	Term of Injunctions or Stays	38
I.	Entire Agreement	38
J.	Exhibits	38
K.	Nonseverability of Plan Provisions	38
L.	Votes Solicited in Good Faith	38
M.	Closing of Chapter 11 Cases	39
N.	Waiver or Estoppel	39
O.	Conflicts	39

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INTRODUCTION

DJK Residential LLC and the other Debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”) hereby respectfully propose the following first amended joint plan of reorganization (the “Plan”) for the resolution of outstanding creditor claims against, and interests in, the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101-1532.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A.  Reference is made to the Disclosure Statement, for a discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF ALL OF THE ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION OF THE PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.                                     Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1.             “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2.             “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

3.             “Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Prepetition Credit Agreement.

4.             “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.             “Allowed” means with reference to any Claim or Interest:  (a) any Claim or Interest as to which no objection to allowance has been interposed on or before the Effective Date or such other applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court; (c) any Claim or Interest expressly deemed allowed by the Plan; and (d) any Claim identified by the Paul Declaration as undisputed.

6.             “Ballot” means the ballot upon which Holders of Impaired Claims or Interests entitled to vote shall cast their vote to accept or reject the Plan.

7.             “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

8.             “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Chapter 11 Cases.

9.             “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

10.           “Beach Class Action” means that certain class action pending in United States District Court for the District of South Carolina, consolidating Beach v. Atlas Van Lines, Inc., Case No. 07-0764 (D.S.C.), Moad v. Atlas Van Lines, Inc., Case No. 07-2506 (N.D. Ill.), and Boone v. Atlas Van Lines, Inc., Case No. 07-2269 (N.D. Ala.).

11.           “Beach Class Action Claim” means any Claim arising from or related to actions or conduct alleged in the Beach Class Action, or any Claim or Cause of Action that has been brought or could have been brought against the Debtors on account of the allegations asserted therein.

12.           “Beach Class Action Claims Note” means that certain $2 million note to be issued by Reorganized SIRVA Worldwide upon the Effective Date, having the same maturity and interest rate as the Second Lien Facility, and the obligations thereunder being guaranteed by the Reorganized Debtors and secured on a second lien basis on the same terms as, and pari-passu with, the Second Lien Facility.

13.           “Benefit Plans” means all benefit plans, policies, and programs sponsored by the Debtors, including, without limitation, all savings plans and health and welfare plans.

14.           “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

15.           “Cash” means the legal tender of the United States of America or the equivalent thereof.

16.           “Causes of Action” means any claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; (f) any claim or cause of action of any kind against any Released Party or Exculpated Party based in whole or in part upon acts or omissions occurring prior to or after the Petition Date; and (g) any claim listed in the Plan Supplement.

17.           “Certificate” means any instrument evidencing a Claim or an Interest.

18.           “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19.           “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

20.           “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

21.           “Class 5-A Bar Date” means May 29, 2008 at 5:00 p.m. (prevailing Pacific Time) except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court.

22.           “Committee” means the Official Committee of Unsecured Creditors (and any and all subcommittees thereof) appointed in the Chapter 11 Cases on February 20, 2008 pursuant to section 1102 of the Bankruptcy Code.

23.           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article XII.A hereof having been:  (a) satisfied; or (b) waived pursuant to Article XII.C hereof.

24.           “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

25.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

26.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

27.           “Consummation” means the occurrence of the Effective Date.

28.           “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

29.           “D&O Liability Insurance Policies” means all insurance policies for directors’ and officers’ liability maintained by the Debtors as of the Petition Date.

30.           “Debtor” means one of the Debtors, in its individual capacity as a debtor in these Chapter 11 Cases.

31.           “Debtors” means, collectively:  DJK Residential LLC; A Five Star Forwarding, Inc.; A Relocation Solutions Management Company; A Three Rivers Forwarding, Inc.; A.V.L. Transportation, Inc.; Alaska USA Van Lines, Inc.; Allied Alliance Forwarding, Inc.; Allied Continental Forwarding, Inc.; Allied Domestic Forwarding, Inc.; Allied Freight Forwarding, Inc.; Allied Intermodal Forwarding, Inc.; Allied International, N.A. Inc.; Allied Interstate Transportation, Inc.; Allied Transcontinental Forwarding, Inc.; Allied Transportation Forwarding, Inc.; Allied Van Lines Terminal Company; Allied Van Lines, Inc.; Allied Van Lines, Inc. of Indiana; Americas Quality Van Lines, Inc.; Anaheim Moving Systems, Inc.; Cartwright Moving & Storage Co., Inc.; Cartwright Van Lines, Inc.; City Storage & Transfer, Inc.; CMS Holding, LLC; Executive Relocation Corporation; Federal Traffic Service, Inc.; Fleet Insurance Management, Inc.; FrontRunner Worldwide, Inc.; Global Van Lines, Inc.; Global Worldwide, Inc.; Great Falls North American, Inc.; Lyon Van Lines, Inc.; Lyon Worldwide Shipping, Inc.; Manufacturing Support Services, LLC; Meridian Mobility Resources, Inc.; Move Management Services, Inc.; NA (UK) GP Corporation; NACAL, Inc.;  NAVL LLC; NorAm Forwarding, Inc.; North American Forwarding, Inc.; North American International Holding Corporation; North American International N.A., Inc.; North American Logistics, Ltd.; North American Van Lines of Texas, Inc.; North American Van Lines, Inc.; Relocation Risk Solutions, LLC; RS Acquisition Holding, LLC; RS Acquisition, LLC; SIRVA Container Lines, Inc.; SIRVA Freight Forwarding, Inc.; SIRVA Global Relocation, Inc.; SIRVA Imaging Solutions, Inc.; SIRVA MLS, Inc.; SIRVA Relocation LLC; SIRVA Settlement of Alabama, LLC; SIRVA Settlement, Inc.; SIRVA Worldwide, Inc.; SIRVA, Inc.; and Trident Transport International, Inc.

32.           “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

33.           “DIP Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the DIP Credit Agreement, or any successor agent appointed in accordance with such agreement.

34.           “DIP Arranger” means J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner under the DIP Credit Agreement, or any successor arranger and bookrunner appointed in accordance with such agreement.

35.           “DIP Credit Agreement” means that certain debtor-in-possession credit agreement, dated as of the Petition Date, by and among the Debtors, the DIP Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

36.           “DIP Facility” means that certain debtor-in-possession senior, secured credit facility entered into pursuant to the DIP Credit Agreement.

37.           “DIP Facility Claim” means any Claim arising under or related to the DIP Credit Agreement.

38.           “DIP Lenders” means the DIP Agent and the banks, financial institutions, and other lender parties to the DIP Credit Agreement from time to time.

39.           “Disbursing Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors.

40.           “Disclosure Statement” means the Disclosure Statement for the Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 28, 2008, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

41.           “Disputed “ means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

42.           “Distribution Shares” means the shares of New Common Stock to be issued on the Effective Date or reserved for issuance as of the Effective Date, excluding shares of New Common Stock, if any, reserved for the Management Incentive Plan.  The Distribution Shares are subject to dilution by the issuance, if any, of the New Common Stock, options, or any other equity awards, pursuant to the Management Incentive Plan.

43.           “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which the conditions as specified in the Plan have been satisfied or waived.  Unless otherwise specifically provided in the Plan, any of the documents contained in the Plan Supplement, the DIP Credit Agreement, or the New Credit Agreement, anything required to be done by the Debtors on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

44.           “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

45.           “Equity Interests” means any (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of stock (including Old Preferred Stock and Old Common Stock) together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto and (b) partnership, limited liability company, or similar interest in a Debtor; provided, however, that Equity Interest does not include any Intercompany Interest.

46.           “Equity Security” means any equity security as defined in section 101(16) of the Bankruptcy Code in a Debtor.

47.           “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

48.           “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect and hereafter amended.

49.           “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other agreement.  For the avoidance of doubt, no Claim, obligation, or liability arising under the Plan or the Plan Supplement, including the New Credit Agreement, the Second Lien Credit Agreement, the Registration Rights Agreement, or the Stockholders Agreement, constitutes an Exculpated Claim.

50.           “Exculpated Party” means each of:  (a) the Debtors, the Reorganized Debtors, and their Affiliates; (b) the DIP Agent, the DIP Arranger, and the DIP Lenders in their capacity as such; (c) the New Credit Facility Agent, the New Credit Facility Lenders, the Second Lien Credit Facility Agent, and the Second Lien Facility Lenders, in each case, in their capacity as such; (d) the Committee and the members thereof in their capacity as such; (e) the Agent in its capacity as such; (f) the Prepetition Lenders in their capacity as such; (g) LaSalle Bank, N.A., in its capacity as agent under the Receivables Sale Agreement, and the other purchasers party to the Receivables Sale Agreement from time to time, in their capacity as such; (h) SIRVA Relocation Credit, LLC; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), such Entities’ subsidiaries, affiliates, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such; provided, however, that clause (i) shall not include officers, directors, or employees of the Debtors or their Affiliates who were no longer acting in such capacity on or after the Petition Date.

51.           “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

52.           “Federal Judgment Rate” means the federal judgment rate, which was in effect as of the Petition Date.

53.           “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

54.           “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

55.           “First Day Pleadings” means those certain pleadings Filed by the Debtors contemporaneously with their voluntary petitions on the Petition Date.

56.           “General Unsecured Claim” means any unsecured Claim set forth on the schedule Filed with the Bankruptcy Court pursuant to Paul Declaration.

57.           “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

58.           “Holder” means an Entity holding a Claim or an Interest.

59.           “Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

60.           “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

61.           “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of a Debtor.

62.           “Interests” means, collectively, Equity Interests and Intercompany Interests.

63.           “Interim Compensation Order” means that certain order of the Bankruptcy Court allowing Estate Professionals to seek interim compensation in accordance with the compensation procedures approved therein, as may have been modified by a Bankruptcy Court order approving the retention of the Professionals.

64.           “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

65.           “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

66.           “Management Incentive Plan” means that certain post-Effective Date management incentive plan providing for up to 10% of the New Common Stock, on a fully-diluted basis, to be reserved for issuance as grants of equity, restricted stock, or options, the terms of which plan are to be determined and implemented after the Effective Date by the New Board or any compensation committee thereof.

67.           “New Board” means the initial board of directors of Reorganized SIRVA.

68.           “New Common Stock” means the shares of common stock of Reorganized SIRVA, issued pursuant to, and with the rights and obligations as set forth in, the Plan Supplement.

69.           “New Credit Facility Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the New Credit Agreement, or any successor agent appointed in accordance with such agreement.

70.           “New Credit Agreement” means that certain credit agreement, dated as of the Effective Date, by and among the Reorganized Debtors, the New Credit Facility Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

71.           “New Credit Facility” means that certain senior, secured credit facility to be entered into by the Reorganized Debtors on the Effective Date.  The New Credit Facility shall include terms and conditions consistent with the terms and conditions set forth in the Plan Supplement.

72.           “New Credit Facility Lenders” means the lenders from time to time under the New Credit Facility.

73.           “Old Common Stock” means all of the issued and outstanding shares of SIRVA’s common stock, $.01 par value per share, as of the Petition Date.

74.           “Old Preferred Stock” means all of the issues and outstanding shares of SIRVA’s 8.00% Convertible Perpetual Preferred Stock, as of the Petition Date.

75.           “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim and a Priority Tax Claim.

76.           “Other Secured Claim” means any Secured Claim that is not a DIP Facility Claim or a Prepetition Facility Claim; provided, however, that to the extent that any of the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, or the New Term Loans (each as defined in the Prepetition Credit Agreement) have not been paid in full by the proceeds of the DIP Facility prior to the Effective Date, the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, and/or the New Term Loans, as applicable, shall constitute Other Secured Claims.

77.           “Paul Declaration” means that certain First Supplemental Declaration of Adam C. Paul in Support of Amended Schedule of Certain Claims Filed With the Court [Docket No. 389] Filed with the Bankruptcy Court.

78.           “Petition Date” means the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

79.           “Plan” means this Debtors’ First Amended Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, as amended, supplemented, or modified from time to time, including, without limitation, the Plan Supplement, which is incorporated herein by reference.

80.           “Plan Supplement” means that certain Supplement to Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 387], and as the same may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising of, without limitation, the following:  (a) the New Credit Agreement, the Second Lien Credit Agreement, and all documents and instruments relating thereto, including the intercreditor agreement by and between the Debtors, the First Priority Representative (as defined therein) and the Second Priority Representative (as defined therein); (b) the amended and restated certificate of incorporation for Reorganized SIRVA; (c) the amended and restated by-laws of Reorganized SIRVA; (d) the identity of the members of the New Board; (e) a list of Executory Contracts and Unexpired Leases to be rejected; (f) the Registration Rights Agreement; (g) the Stockholders Agreement; and (h) a nonexclusive list of retained Causes of Action.

81.           “Prepetition Agent” means JPMorgan Chase Bank, N.A., as Administrative Agent under the Prepetition Facility.

82.           “Prepetition Credit Agreement” means that certain credit agreement, dated as of December 1, 2003, by and among SIRVA Worldwide, Inc. and certain foreign subsidiaries of SIRVA Worldwide, Inc., as borrowers, the Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

83.           “Prepetition Facility” means that certain senior, secured credit facility entered into pursuant to the Prepetition Credit Agreement.

84.           “Prepetition Facility Claims” means the total amount outstanding under the Prepetition Credit Agreement as of the Effective Date.

85.           “Prepetition Lenders” means the lenders from time to time under the Prepetition Credit Agreement.

86.           “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

87.           “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

88.           “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363, and 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

89.           “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Professionals in the Chapter 11 Cases.

90.           “Professional Fee Reserve Amount” means Accrued Professional Compensation through the Effective Date as estimated by the Professionals in accordance with Article XI.D.

91.           “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

92.           “Receivables Purchase Facility” means that certain receivables purchase facility entered into pursuant to the Receivables Sale Agreement and the other Transaction Documents referenced and defined therein

93.           “Receivables Sale Agreement” means that certain Third Amended and Restated Receivables Sale Agreement, dated as of September 28, 2007, by and among SIRVA Relocation Credit, LLC, as the seller, SIRVA Relocation LLC, as the initial master servicer, Executive Relocation Corporation, as an initial subservicer, SIRVA Global Relocation, Inc., as an initial subservicer, LaSalle Bank, N.A., as the agent, General Electric Capital Corporation, as syndication agent, and certain other purchasers party thereto from time to time, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

94.           “Registration Rights Agreement” means the registration rights agreement dated as of the Effective Date among the holders of the Distribution Shares and Reorganized SIRVA, in substantially the form set forth in the Plan Supplement.

95.           “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:  (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

96.           “Released Party” means each of:  (a) the DIP Agent, the DIP Arranger, and the DIP Lenders in their capacity as such; (b) the New Credit Facility Agent, the New Credit Facility Lenders, the Second Lien Credit Facility Agent, and the Second Lien Facility Lenders, in each case, in their capacity as such, (c) the Committee and the members thereof in their capacity as such; (d) the Agent in its capacity as such; (e) the Prepetition Agent and the Prepetition Lenders in their capacity as such; (f) LaSalle Bank, N.A., in its capacity as agent under the Receivables

Sale Agreement, and the other purchasers party to the Receivables Sale Agreement from time to time, in their capacity as such; (g) SIRVA Relocation Credit, LLC; (h) with respect to each of the foregoing Entities in clauses (a) through (g), such Entities’ affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; and (i) the Debtors’ and the Reorganized Debtors’ officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; provided, however, that clause (i) shall not include officers, directors, or employees of the Debtors or their Affiliates who were no longer acting in such capacity on or after the Petition Date.

97.           “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

98.           “Reorganized SIRVA” means SIRVA, Inc., as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

99.           “Reorganized SIRVA Worldwide” means SIRVA Worldwide, Inc., as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

100.         “Second Lien Facility Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Second Lien Credit Agreement, or any successor agent appointed in accordance with such agreement.

101.         “Second Lien Credit Agreement” means that certain credit agreement, dated as of the Effective Date, by and among the Reorganized Debtors, the Second Lien Facility Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

102.         “Second Lien Facility” means that certain senior, secured credit facility to be entered into by the Reorganized Debtors on the Effective Date.  The Second Lien Facility shall include terms and conditions consistent with the terms and conditions set forth in the Plan Supplement.

103.         “Second Lien Credit Facility Lenders” means the lenders from time to time under the New Credit Facility.

104.         “Secured” means when referring to a Claim:  (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Plan as a Secured Claim.

105.         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect and hereafter amended.

106.         “Security” means a security as defined in section 2(a)(1) of the Securities Act.

107.         “Stockholders Agreement” means the stockholders agreement dated as of the Effective Date among the holders of the Distribution Shares, in substantially the form set forth in the Plan Supplement.

108.         “SIRVA” means SIRVA, Inc., a Delaware corporation.

109.         “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

110.         “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

111.         “Unsecured Ongoing Operations Claim” means any unsecured Claim against any of the Debtors that is not a/an:  (a) DIP Facility Claim; (b) Administrative Claim; (c) Priority Tax Claim; (d) Prepetition Facility Claim; (e) Other Priority Claim; (f) Other Secured Claim; (g) General Unsecured Claim; or (h) Intercompany Claim.

B.                                     Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.                                    Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.                                    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.                                     Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                                     Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.                                     DIP Facility Claims

Subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed DIP Facility Claim, on the Effective Date:  (1) the DIP Facility shall convert into the New Credit Facility; (2) up to 25% of the New Common Stock (subject to dilution for the Management Incentive Plan) shall be made available at the DIP Agent’s discretion as a fee to the DIP Lenders upon conversion of the DIP Facility into the New Credit Facility; and (3) any portion of such New Common Stock not so used shall be distributed on a Pro Rata basis to the Holders of Class 1 Prepetition Facility Claims, in each case, in accordance with the terms of the DIP Credit Agreement and the New Credit Agreement.

B.                                     Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full in Cash the unpaid portion of such Allowed Administrative Claim in accordance with the terms of the applicable contract or agreement governing such Claim, if any.

C.                                    Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid in full in Cash pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                                     Classification of Claims and Interests

All Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.     Substantive Consolidation of the Debtors

Pursuant to Article IV.A, the Plan provides for the substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation.  As a result of the substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.

2.     Class Identification

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
1	Prepetition Facility Claims	Impaired	Entitled to Vote
2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
4	Unsecured Ongoing Operations Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
5-A	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
5-B	Beach Class Action Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
6	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
7	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.                                     Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1.     Class 1 - Prepetition Facility Claims

(a)                                  Classification:  Class 1 consists of all Prepetition Facility Claims.  For purposes of the Plan, all Prepetition Facility Claims shall be Allowed in full.

(b)                                 Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Prepetition Facility Claim, each Holder of such Prepetition Facility Claim shall receive the following treatment:

(i)                                     on the Effective Date, its Pro Rata share of the obligations under the Second Lien Facility; and

(ii)                                  on the Effective Date, its Pro Rata share of Distribution Shares representing (in the aggregate) not less than 75% of the New Common Stock of Reorganized SIRVA.

Each Holder of a Prepetition Facility Claim shall be deemed to authorize and consent to the distribution of up to 25% of the New Common Stock as a fee to the DIP Lenders in connection with the conversion of the DIP Facility into the New Credit Facility and the distribution to the Holders of Class 4 Unsecured Ongoing Operational Claims under the Plan out of the proceeds of the collateral securing the Prepetition Facility.

(c)                                  Voting:  Class 1 is Impaired by the Plan.  Holders of Class 1 Prepetition Facility Claims are entitled to vote to accept or reject the Plan.

2.     Class 2 - Other Secured Claims

(a)                                  Classification:  Class 2 consists of all Other Secured Claims.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claims shall receive one of the following treatments, in the sole discretion of the Debtors or the Reorganized Debtors, as applicable:  (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claim in full in Cash; (ii) the Debtors or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim and pay any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iii) the Debtors or the Reorganized Debtors

shall otherwise treat such Allowed Other Secured Claim in any other manner such that the Allowed Other Secured Claim shall be rendered Unimpaired.  Notwithstanding the foregoing, to the extent that any of the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, or the New Term Loans (each as defined in the Prepetition Credit Agreement) have not been paid in full by the proceeds of the DIP Facility prior to the Effective Date, the outstanding amounts of the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, and/or the New Term Loans, as applicable, shall be paid in full in Cash.

(c)                                  Voting:  Class 2 is Unimpaired by the Plan.  Each Holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.     Class 3 - Other Priority Claims

(a)                                  Classification:  Class 3 consists of all Other Priority Claims.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash.

(c)                                  Voting:  Class 3 is Unimpaired by the Plan.  Each Holder of a Class 3 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 3 Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.     Class 4 - Unsecured Ongoing Operations Claims

(a)                                  Classification:  Class 4 consists of all Unsecured Ongoing Operations Claims.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed Unsecured Ongoing Operations Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Unsecured Ongoing Operations Claim, each Holder of such Allowed Unsecured Ongoing Operations Claim shall be paid in full in Cash, from proceeds of the collateral of the Prepetition Lenders, as authorized by and consented to by the acceptance of the Plan by the Holders of Class 1 Prepetition Facility Claims, or otherwise receive such treatment as to render such Holder Unimpaired.  An Allowed Unsecured Ongoing Operations Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed Unsecured Ongoing Operations Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such Allowed Unsecured Ongoing Operations Claim.

(c)                                  Voting:  Class 4 is Unimpaired by the Plan.  Each Holder of a Class 4 Allowed Unsecured Ongoing Operations Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 4 Allowed Unsecured Ongoing Operations Claims are not entitled to vote to accept or reject the Plan.

5.     Class 5-A - General Unsecured Claims

(a)                                  Classification:  Class 5-A consists of all General Unsecured Claims.

(b)                                 Treatment:  In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive a Cash distribution equal to 25% of such Allowed General Unsecured Claim.

(c)                                  Voting:  Class 5-A is Impaired by the Plan.  Each Holder of a General Unsecured Claim is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 5-A General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.     Class 5-B - Beach Class Action Claims

(a)                                  Classification: Class 5-B consists of all Beach Class Action Claims.

(b)                                 Treatment:  In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Beach Class Action Claim, each Holder of such Beach Class Action Claim shall receive the following treatment:

(i)                                     Subject to satisfaction of the conditions set forth in Article V.A, on the Effective Date the Debtors shall pay (into escrow) on account of the Beach Class Action Claims $3 million in Cash and a $2 million Beach Class Action Note, in full and final satisfaction, settlement, release, and discharge of each such allowed Beach Class Action Claim, provided that the conditions set forth in Article V.A are satisfied.

(ii)                                  In the event the conditions set forth in Article V.A are not satisfied within twelve months of the Effective Date, each Beach Class Action Claim shall be deemed Unimpaired by this Plan and shall not be discharged or subject to discharge under section 1141 of the Bankruptcy Code or otherwise.

(c)                                  Voting:  Class 5-B is Impaired by the Plan.  Each Holder of a Beach Class Action Claim is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 5-B Beach Class Action Claims are not entitled to vote to accept or reject the Plan.

7.     Class 6 - Intercompany Claims

(a)                                  Classification:  Class 6 consists of all Intercompany Claims.

(b)                                 Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Intercompany Claim, each Allowed Intercompany Claim shall be Reinstated on the Effective Date.  After the Effective Date, the Reorganized Debtors, in their sole discretion, shall have the right to resolve or compromise Allowed Intercompany Claims without approval of the Bankruptcy Court.

(c)                                  Voting:  Class 6 is Unimpaired by the Plan.  Each Holder of a Class 6 Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.     Class 7 - Equity Interests

(a)                                  Classification:  Class 7 consists of all Equity Interests.

(b)                                 Treatment:  On the Effective Date, all Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 7 Equity Interests.

(c)                                  Voting:  Class 7 is Impaired by the Plan.  Each Holder of a Class 7 Equity Interest is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 7 Equity Interests are not entitled to vote to accept or reject the Plan.

9.     Class 8 - Intercompany Interests

(a)                                  Classification:   Class 8 consists of all Intercompany Interests.

(b)                                 Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Intercompany Interest, Intercompany Interests shall be Reinstated for the benefit of the Holders thereof.

(c)                                  Voting:  Class 8 is Unimpaired by the Plan.  Each Holder of a Class 8 Intercompany Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 8 Intercompany Interests are not entitled to vote to accept or reject the Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Acceptance or Rejection of the Plan

1.     Voting Classes

Class 1 is Impaired under the Plan and is entitled to vote to accept or reject the Plan.

2.     Presumed Acceptance of the Plan

Classes 2, 3, 4, 6 and 8 are Unimpaired under the Plan.  The Holders of Claims and Interests in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.     Deemed Rejection of the Plan

Classes 5-A, 5-B, and 7 are Impaired, are deemed to have rejected the Plan, and are not entitled to vote to accept or reject the Plan.

E.                                     Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

F.                                     Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Substantive Consolidation

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation.

If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of SIRVA for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors.  Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or the Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

B.                                     New Credit Facility/Second Lien Facility

On the Effective Date, the Reorganized Debtors shall enter into the New Credit Facility and the Second Lien Facility.  Confirmation shall be deemed approval of the New Credit Facility and the Second Lien Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the New Credit Facility or the Second Lien Facility, as the case may be, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the New Credit Facility and the Second Lien Facility documents and such other documents as the New Credit Facility Lenders or the Second Lien Facility Lenders may require to effectuate the treatment afforded to such lenders pursuant to the New Credit Facility and the Second Lien Facility, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate the New Credit Facility and/or the Second Lien Facility.  The Reorganized Debtors may use the New Credit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the New Credit Agreement (the “Conversion Date”), automatically and without further order of this Court, (i) the Reorganized Debtors shall be authorized to assume all obligations in respect of the loans and all other monetary obligations under the DIP Credit Agreement, (ii) each loan under the DIP Credit Agreement shall be deemed to have been continued as a loan under the New Credit Agreement, (iii) each DIP Lender shall be deemed to be a New Credit Agreement Lender under the New Credit Agreement, (iv) the DIP Credit Agreement and related documents shall be deemed to have been superseded and replaced, and deemed amended and restated in the form of, the New Credit Agreement (with such changes satisfactory to the New Credit Agreement Agent and the Reorganized Debtors deemed incorporated as necessary to make such technical changes necessary to effectuate the intent of this paragraph) and (v) the commitments under the DIP Credit Agreement shall be deemed to have been terminated.  Notwithstanding the foregoing, all obligations of the Debtors to the DIP Agent, the DIP Arranger, and the DIP Lenders under the DIP Credit Agreement which are expressly stated in the DIP Credit Agreement as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.

Upon the Conversion Date (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the New Credit Agreement and the Second Lien Credit Agreement, the Intercreditor Agreement, all mortgages, security documents and all other related agreements, documents or instruments to be executed or delivered in connection therewith (collectively, the “Exit Facility Documents”) and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms, (iii) the Liens granted to secure the DIP Credit Agreement shall continue to secure all obligations under the Exit Facility Documents (unless otherwise stated in the Exit Facility Documents) and shall not be altered, amended or discharged by confirmation of this Plan and shall be, and shall remain, legal, valid, perfected, non-voidable and binding liens on, and security interests in, all property and assets of the Reorganized Debtors having the priority granted to them under the Plan or the orders approving the DIP Credit Agreement, and (iv) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.   The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence of perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

C.                                    Issuance of New Common Stock

The issuance of the New Common Stock, including the Distribution Shares and the shares of the New Common Stock, options, or other equity awards, if any, reserved for the Management Incentive Plan, by Reorganized SIRVA is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests.  On the Effective Date, or as soon as reasonably practicable thereafter, the New Common Stock shall be issued to (i) the Holders of Allowed Prepetition Facility Claims and (ii) the Holders of DIP Facility Claims who become New Credit Agreement Lenders, via the distribution of the Distribution Shares or reserved for issuance pursuant to the terms of the Management Incentive Plan.

All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable.  Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Upon the Effective Date, the Registration Rights Agreement and the Stockholders Agreement shall each be deemed to become valid, binding and enforceable in accordance with their respective terms, and each Holder of New Common Stock shall be bound thereby, in each case, without need for execution by any party thereto other than the Reorganized Debtors.

D.                                    Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated by the Plan and any and all settlement agreements incorporated herein, including the New Common Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  In addition, under section 1145 of the Bankruptcy Code, any Securities contemplated by the Plan and any and all settlement agreements incorporated therein, including the New Common Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) applicable regulatory approval.

E.                                     Listing of New Common Stock

The Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange.  In order to ensure that the Reorganized Debtors will not become subject to the reporting requirements of the Exchange Act except in connection with a public offering, the New Common Stock will be subject to certain trading restrictions to limit the number of record holders thereof as shall be more fully described in the Plan Supplement.  The Reorganized Debtors shall apply for termination of registration of the Old Common Stock under the Exchange Act as soon as reasonably practicable after the Effective Date if the requirements for termination of registration are satisfied.

F.                                     Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

G.                                    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the New Credit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.                                    Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the Prepetition Credit Agreement and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors.

I.                                         Receivables Purchase Facility

Notwithstanding anything to the contrary in the Plan, nothing in the Plan, including the Confirmation nor Consummation of the Plan (and also including the substantive consolidation contemplated by Article IV.A hereof), shall modify, impair, release, discharge, or enjoin in any respect (1) the terms and provisions of the Receivables Purchase Facility, (2) the rights, interests, and remedies of any non-Debtor party arising pursuant to and in connection with the Receivables Purchase Facility, and (3) the rights, interests, and remedies arising pursuant to any written agreements between the agent under the Receivables Sale Agreement and any agent or other parties to any prepetition or postpetition credit facilities of the Debtors.  All obligations of the Debtors under the Receivables Purchase Facility shall be deemed Reinstated on the Effective Date, and all obligations of the Debtors related to the Receivables Purchase Facility, including the Receivables Sale Agreement, and all sales of receivables effected in accordance with the Receivables Purchase Facility, including the Receivables Sale Agreement, shall survive without prejudice and shall remain in full force and effect after the Effective Date without further order of the Bankruptcy Court.

J.                                       Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate.

K.                                    Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors of the Debtors, or any other Entity.

L.                                      Certificate of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code.  On or as soon as reasonably practicable after the Effective Date, each of the Reorganized Debtors shall file new certificates of incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Reorganized Debtor is or is to be incorporated.  After the Effective Date, each Reorganized Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter, and other constituent documents as permitted by the relevant state corporate law.

M.                                  Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.                                    Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FERC filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.                                    Employee and Retiree Benefits

On and after the Effective Date, the Reorganized Debtors may:  (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in each case to the extent disclosed in the Disclosure Statement or the First Day Pleadings, for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; (2) distribute or reallocate any unused designated employee success fee and bonus funds related to Confirmation and Consummation in the ordinary course of their business; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.                                     D&O Tail Coverage Policies

On or before the Effective Date, Reorganized SIRVA shall obtain reasonably sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a term not to exceed six years.  As of the Effective Date, the Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

Q.                                    Sources of Consideration for Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the New Credit Facility, the issuance of the notes under the Second Lien Facility, the issuance of the Beach Class Action Claims Note, the issuance of the New Common Stock, or other Cash from the Debtors, including Cash from operations.

R.                                     Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article X hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

S.                                      Beach Class Action Claims Note

Confirmation shall be deemed authorization for the Reorganized Debtors to execute and issue the Beach Class Action Claims Note.  Subject to satisfaction of the conditions set forth in Article V.A, and in combination with the Cash distributions provided to Holders of Beach Class Action Claims pursuant to Article III.B.6(b)(i), the Beach Class Action Claims Note shall constitute full and final satisfaction, settlement, release, and discharge of all Beach Class Action Claims.  The Beach Class Action Claims Note shall constitute the legal, valid, and binding obligation of the Reorganized Debtors that are parties thereto, enforceable in accordance with its respective terms and conditions upon the Effective Date, subject to satisfaction of the conditions set forth in Article V.A.

ARTICLE V.
SETTLEMENT OF THE BEACH CLASS ACTION

A.                                     Conditions Precedent to Distributions on Account of Beach Class Action Claims

It shall be a condition precedent to any distribution on account of Beach Class Action Claims under Article III.B.6(b)(i), subject to and in accordance with the terms of the Final Order referenced in this paragraph, that, on or before the first Business Day 12 months after the Effective Date, the Bankruptcy Court shall enter a Final Order (1) finally approving the certification of the class and the settlement in the Beach Class Action pursuant to Bankruptcy Rule 7023 and (2) approving the treatment provided by Article III.B.6(b)(i) to Holders of Beach Class Action Claims in full and final settlement of the Beach Class Action pursuant to Bankruptcy Rules 9019.

B.                                     Obligations of the Parties

The Reorganized Debtors and counsel of record to Holders of Beach Class Action Claims in these Chapter 11 Cases shall use commercially reasonable efforts to satisfy the conditions set forth in Article V.A; provided that the Reorganized Debtors shall bear the costs necessary to provide notice to Holders of Beach Class Action Claims.

C.                                    Non-occurrence of Conditions Precedent

If the conditions set forth by Article V.A are not satisfied, (1) Holders of Beach Class Action Claims shall not be entitled to any distributions from the Debtors or the Reorganized Debtors under Article III.B.6(b)(i) or otherwise, (2) the Beach Class Action Claims Note shall be deemed null and void ab initio and in all respects, and (3) Beach Class Action Claims shall be deemed Unimpaired and shall not be discharged or subject to discharge under section 1141 of the Bankruptcy Code or such other applicable law.

ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, unless such contract or lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Confirmation Date; or (4) is set forth in a schedule, as an Executory Contract or Unexpired Lease to be rejected, filed as part of the Plan Supplement.  Notwithstanding the foregoing, to the extent not previously rejected by the Debtors, each Executory Contract and Unexpired Lease arising from a Class 5-A or Class 5-B Claim, if any, shall be deemed rejected as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above as of the Effective Date.

Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend, or modify any intercompany contracts, leases, or other agreements without approval of the Bankruptcy Court.

B.                                     Payments Related to Assumption of Executory Contracts and Unexpired Leases

With respect to any Executory Contracts and Unexpired Leases to be assumed pursuant hereto (including pursuant to Article VI.A hereof) or otherwise, the Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

C.                                    Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued

maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

D.                                    Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date

Intercompany Contracts, contracts, and leases entered into after the Petition Date by any Debtor, and any Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.

E.                                     Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.                                     Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.                                    Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors, including Allowed Class 5-A Claims, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof.  Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.                                     Disbursing Agent

Except as provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding the foregoing paragraph, distributions of New Common Stock to the Holders of Prepetition Facility Claims shall be made by the Reorganized Debtors to the Agent for the Pro Rata benefit of the Holders of Prepetition Facility Claims.  Distributions of New Common Stock to the Holders of DIP Facility Claims shall be made by the Reorganized Debtors to the DIP Agent for the Pro Rata benefit of the Holders of DIP Facility Claims who become New Credit Agreement Lenders.  All distributions by the Agent or the DIP Agent shall be at the discretion of the Reorganized Debtors, and neither the Agent nor the DIP Agent shall have any liability to any person or Entity for distributions made by them under the Plan.

C.                                    Rights and Powers of Disbursing Agent

1.     Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.     Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.                                    Distributions on Account of Claims Allowed After the Effective Date

1.     Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.     Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties:  (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claims have been Allowed.

E.                                     Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.     Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; and provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

2.     Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of shares of New Common Stock and such fractions of shares shall be deemed to be zero.

3.     Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

F.                                     Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.                                    Setoffs

The Debtors and the Reorganized Debtors may withhold (but not setoff except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim (other than a Class 1 Claim or a DIP Facility Claim) an amount equal to any claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim.  In the event that any such claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights, and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.

H.                                    Claims Paid or Payable by Third Parties

1.     Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.     Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.     Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, OR DISPUTED CLAIMS OTHER THAN CLASS 5-A AND CLASS 5–B CLAIMS

A.                                     Limitation of Applicability

The resolution of all contingent, unliquidated, or disputed Claims, other than Class 5-A Claims, is governed exclusively by this Article VIII.

B.                                     Prosecution of Objections to Claims

Except as otherwise provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Plan.  From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The Debtors also reserve the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

C.                                    Procedures Regarding Disputed Claims

Except as otherwise provided in the Plan, Holders of Claims other than Class 5-A Claims and Class 5–B Claims shall not be required to File a proof of claim, and no parties should File a proof of claim.  The Debtors do not intend to object to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under the Plan or is rendered Unimpaired under the Plan.  Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors.  Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder.  If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim will become a Disputed Claim.  The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court.  Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto.  All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanism.

D.                                    Allowance of Claims and Interests

Except as expressly provided herein or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code.  Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date.  All Claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

E.                                     No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

F.                                     Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

G.                                    Controversy Concerning Impairment

If a controversy arises as to whether any Claim, or a Class of Claims, are Impaired Classes under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Effective Date.

ARTICLE IX.
PROCEDURES FOR RESOLVING CLASS 5-A CLAIMS

A.                                     Limitation of Applicability

This Article IX applies exclusively to the resolution of Class 5-A Claims, including contingent, unliquidated, or disputed Class 5-A Claims and no other Classes of Claims or Interests.

B.                                     Time to File Class 5-A Claims

Any Class 5-A Claim must be Filed with the Bankruptcy Court on or before the Class 5-A Bar Date.  No Class 5-A Claim shall be deemed Allowed unless and until such Class 5-A Claim is Filed and Allowed under the Bankruptcy Code, under the Plan, or under a Final Order of the Bankruptcy Court (including the Confirmation Order).

C.                                    Prosecution of Objections to Class 5-A Claims

Except as otherwise provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Class 5-A Claims.  From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Class 5-A Claim without approval of the Bankruptcy Court.

D.                                    Estimation of Class 5-A Claims

Except as set forth in the Plan, on and after the Effective Date the Reorganized Debtors are authorized, but not directed, to request that the Bankruptcy Court estimate any Class 5-A Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Class 5-A Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Class 5-A Claim, including during the litigation of any objection to any Class 5-A Claim or during the appeal relating to such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Class 5-A Claim, that estimated amount shall constitute a maximum limitation on such Class 5-A Claim for all purposes under the Plan and the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Class 5-A Claim.

E.                                     Time to File Objection to Class 5-A Claims

Any objections to Class 5-A Claims shall be Filed on or before the later of (1) 90 days after such Class 5-A Claim is Filed and (2) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing.

F.                                     Distributions After Allowance

To the extent that a Disputed Class 5-A Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Class 5-A Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Class 5-A Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Class 5-A Claim.

ARTICLE X.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                                     Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors in accordance with Article III.B.7(b)), Interests, and Causes of Action of any nature whatsoever, including any Beach Class Action Claims, or interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.  Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof.  The actions of the Securities and Exchange Commission that (1) are non-pecuniary, (2) do not relate to collection of a Claim, or (3) do not pursue injunctions that could be reduced to a monetary Claim, are not discharged under this Article X.A.

B.                                     Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.                                    Compromise and Settlement of Claims and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest, including any Beach Class Action Claims.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

D.                                    Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence.

E.                                    Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof.  Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers.

F.                                    Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests voting to accept the Plan (which by definition, does not include Holders of Claims and Interests who (i) vote to reject the Plan, (ii) are not entitled to vote to accept or reject the Plan, or (iii) abstain (do not vote to accept or reject the Plan)), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence.  Notwithstanding anything to the contrary in the foregoing, (i) the release set forth above does not release any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) the Holders of Claims in Class 1 do not release any Claims, Causes of Action, or obligations under any contracts or agreements, other than Claims, Causes of Action, or obligations under or in connection with the Prepetition Credit Facility, (iii) any release granted by the Holders of Claims in Class 1 in favor of any Released Party will be deemed void ab-initio in the event any Claim or action based on any facts or circumstances relating to the Prepetition Credit Facility, the Plan, the Disclosure Statement, or any related agreement, instruments, or other documents is asserted against such Holder by or on behalf of such Released Party, its successor or assigns, and (iv) (a) Holders of Claims or Interests in Classes 2, 3, 4, 5-A, 5-B, 6, 7 or 8 (which are not entitled to vote to accept or reject the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code) and (b) SIRVA Relocation Credit LLC, the agent under the Receivables Sale Agreement and the purchasers thereunder, are not subject to this Article X.F.

G.                                    Injunction

Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article X.D or Article X.F, discharged pursuant to Article X.A, or are subject to exculpation pursuant to Article X.E are permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtors or the Reorganized Debtors:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.  Nothing in the Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will:  (1) waive all Claims against the Debtors, the Reorganized Debtors, and the Estates related to such action and (2) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

H.                                    Setoffs

Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may setoff against any Allowed Claim (other than an Allowed Class 1 Claim or a DIP Facility Claim) or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.  In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

I.                                         Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.                                       Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

ARTICLE XI.
ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.                                     Final Fee Applications

All final requests for payment of Claims of a Professional shall be Filed no later than forty-five days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

B.                                     Payment of Interim Amounts

Except as otherwise provided in the Plan and subject to Article XI.A, Professionals shall be paid pursuant to the Interim Compensation Order.

C.                                    Professional Fee Escrow Account

In accordance with Article XI.D, on the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order.  Such funds shall not be considered property of the Reorganized Debtors.  The remaining amount of Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order.  When all Claims of Professionals have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

D.                                    Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors.  If a Professional does not provide an estimate, the

Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional.  The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

E.                                     Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE XII.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XII.C hereof:

1.     The most current version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance reasonably acceptable to the Debtors and the Agent.

2.     The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Agent.

B.                                     Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XII.C hereof:

1.     The Confirmation Order shall have been entered in a form and in substance reasonably satisfactory to the Debtors and the Agent.

2.     The New Credit Facility and the Second Lien Facility shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof, and funding pursuant to the New Credit Facility shall have occurred.

3.     The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance reasonably acceptable to the Debtors and the Agent without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan Supplement.

4.     All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

5.     The Debtors shall have transferred into escrow $3 million in Cash and the Beach Class Action Claims Note pending satisfaction of the conditions set forth in Article V.A.

6.     The Effective Date shall have occurred no later than June 30, 2008; provided that satisfaction of the conditions set forth in Article V.A are not conditions precedent to Consummation of the Plan.

C.                                    Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article XII may be waived only by consent of both the Debtors and the Agent without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

D.                                    Effective Date

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article XII.B hereof have been satisfied or waived.  Notwithstanding the foregoing and any other provision of the Plan to the contrary, (1) the Debtors, with the consent of the Agent, may defer the occurrence of the Effective Date for a period of no more than thirty days beyond the date specified in the preceding sentence in their discretion and (2) any distribution of Cash, New Common Stock, or other consideration required to be made on the Effective Date shall be made on such date, or on such later date as soon as reasonably practicable thereafter that is no more than ten Business Days after the Effective Date.

E.                                     Effect of Non-Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE XIII.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                     Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors, with the consent of the Agent, reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the consent of the Agent, to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XIII.  Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website at www.nysb.uscourts.gov, and at the website of the Debtors’ notice, claims, and balloting agent at www.kccllc.net/sirva.  The documents contained in the Plan Supplement are an integral part of the Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

B.                                     Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XIV.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.             Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             Resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.             Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.             Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.             Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.             Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.             Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.             Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.           Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.           Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.           Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.           Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.H.1;

14.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.           Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement (other than the Receivables Purchase Agreement, the New Credit Agreement, the Second Lien Credit Agreement, and any documents related thereto);

16.           Enter an order or Final Order concluding or closing the Chapter 11 Cases;

17.           Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.           Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.           Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.           Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (other than the Receivables Purchase Agreement, the New Credit Agreement, the Second Lien Credit Agreement, and any documents related thereto);

21.           Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.           Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.           Enforce all orders previously entered by the Bankruptcy Court; and

24.           Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XV.
MISCELLANEOUS PROVISIONS

A.                                     Immediate Binding Effect

Subject to Article XII.B and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.                                     Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents in form and substance reasonably acceptable to the Agent as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.                                    Dissolution of the Committee

On the Effective Date, the Committee shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases; provided, however, that this provision shall not affect the rights of the Committee members under 11 U.S.C. § 503(b)(3)(F).

E.                                     Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.                                     Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.                                    Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

SIRVA, Inc.	KIRKLAND & ELLIS LLP
Attn: General Counsel	Marc Kieselstein, P.C.
700 Oakmont Lane	Adam C. Paul
Westmont, IL 60559	Scott R. Zemnick
200 East Randolph Drive
Chicago, Illinois 60601

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.                                    Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.                                         Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.                                       Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ notice, claims, and balloting agent at www.kccllc.net/sirva or the Bankruptcy Court’s website at www.nysb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.                                    Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

L.                                      Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

M.                                  Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.                                    Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, the Agent or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.                                    Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

New York, New York
Dated:  May 2, 2008

DJK Residential LLC (for itself and all other Debtors)

By:	/s/ Eryk J. Spytek
Its:	Senior Vice President, General Counsel & Secretary